EXHIBIT 1
JOINT FIILNG AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.  This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Date:	December 5, 2007	DIC Sahir Limited

		By:	/s/ Andrew Wright
Name: Andrew Wright
Title: Director

Date:	December 5, 2007	Dubai International Capital LLC

		By:	/s/ Anand Krishnan
Name: Anand Krishnan
Title: Authorised Signatory

		By:	/s/ Andrew Wright
Name: Andrew Wright
Title: Authorised Signatory

Date:	December 5, 2007	Dubai Holding Investment Group LLC

		By:	/s/ Mohammad Abdulla Ali Al Gergawi
Name: Mohammad Abdulla Ali Al Gergawi
Title: Manager

Date:	December 5, 2007	Dubai Holding LLC

		By:	/s/ Mohammad Abdulla Ali Al Gergawi
Name: Mohammad Abdulla Ali Al Gergawi
Title: Manager

Date:	December 5, 2007	/s/ Mohammad Abdulla Ali Al Gergawi
Mohammad Abdulla Ali Al Gergawi